Exhibit 99.1

NEWS RELEASE

For Immediate Release
Thursday July 27th

INVESTOR CONTACT:	MEDIA CONTACT:
Greg Peterson	Rachel Potts
VP, Investor Relations	VP, Chief Communications Officer
770-232-8229	678-654-7719
greg.peterson@agcocorp.com	rachel.potts@agcocorp.com

AGCO REPORTS SECOND QUARTER RESULTS
•Record second quarter net sales of $3.8 billion, up nearly 30% year-over-year
•Record second quarter operating margin of 13%
•Raises full-year sales, operating margin and earnings per share outlook

    DULUTH, GA – July 27th – AGCO, Your Agriculture Company (NYSE: AGCO), a global leader in the design, manufacture and distribution of agricultural machinery and precision ag technology, reported its results for the second quarter ended June 30, 2023. Net sales for the second quarter were approximately $3.8 billion, an increase of approximately 29.8% compared to the second quarter of 2022. Excluding unfavorable foreign currency translation of approximately 0.8%, net sales in the quarter increased approximately 30.6% compared to the second quarter of 2022. Reported net income was $4.26 per share for the second quarter of 2023, and adjusted net income(1), which excludes restructuring expenses and an update to the estimated cost of participation in a Brazilian income tax amnesty program, was $4.29 per share. These results compare to reported net income of $2.37 per share and adjusted net income(1), which excluded restructuring expenses, of $2.38 per share for the second quarter of 2022.

    “Robust demand for our industry-leading products and favorable global industry conditions fueled AGCO’s record second quarter results,” stated Eric Hansotia, AGCO’s Chairman, President and Chief Executive Officer. “Our farmer-first strategy delivered record net sales and operating margin. These strong results are further evidence that our precision ag technology and premier equipment are in high demand and are driving sustainable productivity improvements for our farmers while providing us with margin-rich growth opportunities.”

Hansotia continued, “As demonstrated at our recent technology event, we are advancing innovative farmer-first technologies through both our mixed-fleet retrofit products and also in our new product offerings. We are continuing toward our goal to offer fully autonomous solutions across the crop cycle by 2030 and are increasing investments in premium technology, smart farming solutions and enhanced digital capabilities to support our farmer-first strategy while helping to sustainably feed the world.”

Second Quarter Highlights
•Reported regional sales results(2): Europe/Middle East (“EME”) +35.7%, North America +34.7%, South America +15.3%, Asia/Pacific/Africa (“APA”) +8.2%
•Constant currency regional sales results(1)(2)(3): EME +35.9%, North America +35.1%, South America +16.0%, APA +13.7%

•Regional operating margin performance: EME 14.8%, North America 13.7%, South America 20.3%, APA 8.8%
•Paid a variable special dividend of $5.00 per share and increased quarterly dividend by 21% to $0.29 per share
(1) See reconciliation of non-GAAP measures in appendix.
(2) As compared to second quarter 2022.
(3) Excludes currency translation impact.

Net sales for the first six months of 2023 were approximately $7.2 billion, an increase of approximately 27.1% compared to the same period in 2022. Excluding unfavorable currency translation impacts of approximately 3.0%, net sales for the first six months of 2023 increased approximately 30.1% compared to the same period in 2022. For the first six months of 2023, reported net income was $7.36 per share, and adjusted net income(1), which excludes restructuring expenses and an estimated cost of participation in a Brazilian income tax amnesty program, was $7.80 per share. These results compare to reported net income of $4.40 per share, and adjusted net income, excluding restructuring expenses, impairment charges and other related items of $4.77 per share, for the first six months of 2022.

Market Update

	Industry Unit Retail Sales
	Tractors	Combines
Six Months Ended June 30, 2023	Change from Prior Year Period	Change from Prior Year Period
North America(4)	(2)%	57%
South America	(3)%	(3)%
Western Europe(5)	(1)%	44%
(4) Excludes compact tractors.
(5) Based on Company estimates.
    “Demand for larger agricultural equipment continues to be elevated with healthy farm income expected across the major agricultural production regions, and easing supply-chain constraints are enabling industry production to keep pace with demand,” stated Hansotia. “Commodity prices remain at supportive levels, but the recent volatility, due to uncertainty of current year crop production in the northern hemisphere, has influenced farmer sentiment of late.”

    Global industry production and retail tractor sales were down modestly in the first six months of 2023 compared to last year's elevated levels with lower sales of smaller equipment more than offsetting increased sales of larger equipment. Industry retail sales for tractors in North America were down approximately 2% in the first six months of 2023 compared to last year. The decline was driven by weaker sales in smaller tractors partially offset by improved sales of high-horsepower tractors, which increased approximately 13% in the first six months of 2023 compared to the same period in 2022. North America industry retail tractor demand for 2023 is expected to be relatively flat compared to 2022. Industry retail sales for combines in North America increased significantly in the first six months of 2023 compared to 2022 due mainly to improving supply chains.

    In Western Europe, industry retail tractor sales decreased approximately 1% in the first six months of 2023 compared to strong levels in the same period of 2022. Farmer sentiment in the region continues to be negatively affected by the conflict in Ukraine and input cost inflation. Significant declines in Italy and Spain were mostly offset by higher industry sales in Germany, the United Kingdom and France. Forecasts for healthy farm income in Western Europe are expected to support relatively flat retail demand for equipment in 2023. Industry retail sales for combines in Western Europe increased significantly in the first six months of 2023 compared to 2022 due to supply chain constraints experienced in 2022.

    South American industry tractor retail sales decreased 3% during the first six months of 2023 compared to 2022 levels. Retail demand in Brazil was negatively affected by the depletion of the subsidized loan program prior to the June 30 fiscal year end. Healthy farm income, supportive exchange rates and continued expansion in planted acreage in Brazil are driving increased investments in high-tech farm equipment resulting in an outlook of relatively flat demand for the South American tractor industry in 2023 compared to strong levels last year.

Regional Results
AGCO Regional Net Sales (in millions)

Three Months Ended June 30,	2023	2022	% change from 2022	% change from 2022 due to currency translation(6)	% change excluding currency translation
North America	$996.8	$739.9	34.7%	(0.4)%	35.1%
South America	598.6	519.2	15.3%	(0.7)%	16.0%
Europe/Middle East	1,990.8	1,467.6	35.7%	(0.3)%	35.9%
Asia/Pacific/Africa	236.5	218.5	8.2%	(5.5)%	13.7%
Total	$3,822.7	$2,945.2	29.8%	(0.8)%	30.6%

Six Months Ended June 30,	2023	2022	% change from 2022	% change from 2022 due to currency translation(6)	% change excluding currency translation
North America	$1,919.9	$1,440.9	33.2%	(0.5)%	33.8%
South America	1,102.4	875.6	25.9%	(0.8)%	26.7%
Europe/Middle East	3,694.6	2,870.7	28.7%	(4.5)%	33.2%
Asia/Pacific/Africa	439.3	443.7	(1.0)%	(5.9)%	4.9%
Total	$7,156.2	$5,630.9	27.1%	(3.0)%	30.1%
(6) See Footnotes for additional disclosures.
North America
    North American net sales grew 33.8% in the first six months of 2023 compared to the same period of 2022, excluding the negative impact of currency translation. The growth resulted primarily from increased sales of high-horsepower tractors, combines and application equipment along with the positive effects of pricing to mitigate inflationary cost pressures. Results in the first half of 2022 were negatively impacted by a cyberattack. Income from operations for the first six months of 2023 was approximately $133.5 million higher with operating margins expanding over 500 basis points compared to the same period in 2022. Operating income benefited from higher sales and production, positive net pricing and a favorable sales mix.

South America
    Net sales in the South American region increased 26.7% in the first six months of 2023 compared to the same period of 2022, excluding the impact of unfavorable currency translation. Strong sales growth in Brazil was partially offset by lower sales in Argentina. Increased sales of high horsepower, higher margin tractors, as well as increased sales of Momentum planters and favorable pricing drove most of the increase. Income from operations in the first six months of 2023 increased by approximately $89.3 million compared to the same period in 2022, and operating margins were 20.0%. The improved South America results reflect the benefit of higher sales and production as well as a favorable sales mix.

Europe/Middle East
    Europe/Middle East net sales increased 33.2% in the first six months of 2023 compared to the same period in 2022, excluding unfavorable currency translation. The improvement was driven by increased sales of high-horsepower tractors, utility tractors and parts along with favorable pricing. Strong growth in Germany, Turkey and

France accounted for most of the increase. Results in the first half of 2022 were negatively impacted by a cyberattack. Income from operations improved $211.1 million and operating margins expanded 320 basis points in the first six months of 2023, compared to the same period in 2022 as a result of higher sales and production.

Asia/Pacific/Africa
    Net sales in Asia/Pacific/Africa increased 4.9%, excluding the negative impact of currency translation, in the first six months of 2023 compared to the same period in 2022. Higher sales in Australia and China were partially offset by lower sales in Japan. Income from operations declined by approximately $25.7 million in the first six months of 2023 compared to the same period in 2022 due primarily to a weaker mix of sales and higher logistics costs.

Outlook

    AGCO’s net sales for 2023 are expected to be approximately $14.7 billion, reflecting improved sales volumes and pricing. Gross and operating margins are projected to improve from 2022 levels, reflecting the impact of higher sales and production volumes as well as pricing and a favorable sales mix. These improvements are expected to fund increases in engineering and other technology investments to support AGCO’s precision agriculture and digital initiatives. Based on these assumptions, 2023 reported earnings per share are targeted at approximately $14.82 and adjusted earnings per share at approximately $15.25(1).

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    AGCO will host a conference call with respect to this earnings announcement at 10 a.m. Eastern Time on Thursday, July 27. The Company will refer to slides on its conference call. Interested persons can access the conference call and slide presentation via AGCO’s website at www.agcocorp.com in the “Events” section on the “Company/Investors” page of the website. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for 12 months following the call. A copy of this press release will be available on AGCO’s website for at least 12 months following the call.

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Safe Harbor Statement

    Statements that are not historical facts, including the projections of earnings per share, production levels, sales, industry demand, market conditions, commodity prices, currency translation, farm income levels, margin levels, strategy, investments in product and technology development, new product introductions, restructuring and other cost reduction initiatives, production volumes, tax rates and general economic conditions, are forward-looking and subject to risks that could cause actual results to differ materially from those suggested by the statements. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements.
•Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally, including declines in the general economy, adverse weather, tariffs, increases in farm input costs, lower commodity prices, lower farm income and changes in the availability of credit for our retail customers, will adversely affect us.
•A majority of our sales and manufacturing takes place outside the United States, and many of our sales involve products that are manufactured in one country and sold in a different country. As a result, we are exposed to risks related to foreign laws, taxes and tariffs, trade restrictions, economic conditions, labor supply and relations, political conditions and governmental policies. These risks may delay or reduce our realization of value from our international operations. Among these risks are the uncertain consequences of Brexit and tariffs imposed on exports to and imports from China.

•We cannot predict or control the impact of the conflict in Ukraine on our business. Already it has resulted in reduced sales in Ukraine as farmers have experienced economic distress, difficulties in harvesting and delivering their products, as well as general uncertainty. There is a potential for natural gas shortages, as well as shortages in other energy sources, throughout Europe, which could negatively impact our production in Europe both directly and through interrupting the supply of parts and components that we use. It is unclear how long these conditions will continue, or whether they will worsen, and what the ultimate impact on our performance will be. In addition, AGCO sells products in, and purchases parts and components from, other regions where there could be hostilities. Any hostilities likely would adversely impact our performance.
•Most retail sales of the products that we manufacture are financed, either by our joint ventures with Rabobank or by a bank or other private lender. Our joint ventures with Rabobank, which are controlled by Rabobank and are dependent upon Rabobank for financing as well, finance approximately 50% of the retail sales of our tractors and combines in the markets where the joint ventures operate. Any difficulty by Rabobank to continue to provide that financing, or any business decision by Rabobank as the controlling member not to fund the business or particular aspects of it (for example, a particular country or region), would require the joint ventures to find other sources of financing (which may be difficult to obtain), or us to find another source of retail financing for our customers, or our customers would be required to utilize other retail financing providers. As a result of the recent economic downturn, financing for capital equipment purchases generally has become more difficult in certain regions and in some cases, can be expensive to obtain. To the extent that financing is not available or available only at unattractive prices, our sales would be negatively impacted. In addition, Rabobank also is the lead lender in our revolving credit facility and term loans and for many years has been an important financing partner for us. Any interruption or other challenges in that relationship would require us to obtain alternative financing, which could be difficult.
•Both AGCO and our finance joint ventures have substantial accounts receivable from dealers and end customers, and we would be adversely impacted if the collectability of these receivables was less than optimal; this collectability is dependent upon the financial strength of the farm industry, which in turn is dependent upon the general economy and commodity prices, as well as several of the other factors listed in this section.
•We have experienced substantial and sustained volatility with respect to currency exchange rate and interest rate changes, which can adversely affect our reported results of operations and the competitiveness of our products.
•Our success depends on the introduction of new products, particularly engines that comply with emission requirements and sustainable smart farming technology, which require substantial expenditures; there is no certainty that we can develop the necessary technology or that the technology that we develop will be attractive to farmers or available at competitive prices.
•Our expansion plans in emerging markets, including establishing a greater manufacturing and marketing presence and growing our use of component suppliers, could entail significant risks.
•Our business increasingly is subject to regulations relating to privacy and data protection, and if we violate any of those regulations, or otherwise are the victim of a cyberattack, we could be subject to significant claims, penalties and damages.
•Attacks through ransomware and other means are rapidly increasing, and in May 2022 we learned that we had been subject to a cyberattack. We continue to review and improve our safeguards to minimize our exposure to future attacks. However, there always will be the potential of the risk that a cyberattack will be successful and will disrupt our business, either through shutting down our operations, destroying data, exfiltrating data or otherwise.
•We depend on suppliers for components, parts and raw materials for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell products. Recently suppliers of several key parts and components have not been able to meet our demand and we have had to decrease our production levels. In addition, the potential of natural gas shortages in Europe, as well as predicted overall shortages in other energy sources, could also negatively impact our production and that of our supply chain in the future. It is unclear when these supply chain disruptions will be restored or what the ultimate impact on production, and consequently sales, will be.
•Any increase in COVID-19, or other future pandemics, could negatively impact our business through reduced sales, facilities closures, higher absentee rates, and reduced production at both our plants and the plants that supply us with parts and components. In addition, logistical and transportation-related issues and similar problems may also arise.
•We recently have experienced significant inflation in a range of costs, including for parts and components, shipping, and energy. While we have been able to pass along most of those costs through increased prices, there can be no assurance that we will be able to continue to do so. If we are not, it will adversely impact our performance.
•We face significant competition, and if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our net sales and performance would decline.
•We have a substantial amount of indebtedness, and, as a result, we are subject to certain restrictive covenants and payment obligations that may adversely affect our ability to operate and expand our business.

    Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2022 and subsequent Form 10-Qs. AGCO disclaims any obligation to update any forward-looking statements except as required by law.

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About AGCO
    AGCO (NYSE:AGCO) is a global leader in the design, manufacture and distribution of agricultural machinery and precision ag technology. AGCO delivers customer value through its differentiated brand portfolio including core brands like Fendt®, GSI®, Massey Ferguson®, Precision Planting® and Valtra®. Powered by Fuse® smart farming solutions, AGCO’s full line of equipment and services help farmers sustainably feed our world. Founded in 1990 and headquartered in Duluth, Georgia, USA, AGCO had net sales of approximately $12.7 billion in 2022. For more information, visit www.AGCOcorp.com. For company news, information, and events, please follow us on Twitter: @AGCOCorp. For financial news on Twitter, please follow the hashtag #AGCOIR.

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Please visit our website at www.agcocorp.com

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	June 30, 2023	December 31, 2022
ASSETS
Current Assets:
Cash, cash equivalents and restricted cash	$463.5	$789.5
Accounts and notes receivable, net	1,706.4	1,221.3
Inventories, net	3,829.9	3,189.7
Other current assets	747.2	538.8
Total current assets	6,747.0	5,739.3
Property, plant and equipment, net	1,738.6	1,591.2
Right-of-use lease assets	170.8	163.9
Investments in affiliates	507.2	436.9
Deferred tax assets	260.3	228.5
Other assets	302.1	268.7
Intangible assets, net	341.0	364.4
Goodwill	1,327.0	1,310.8
Total assets	$11,394.0	$10,103.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$191.1	$187.1
Short-term borrowings	56.0	8.9
Accounts payable	1,391.1	1,385.3
Accrued expenses	2,445.4	2,271.3
Other current liabilities	218.9	235.4
Total current liabilities	4,302.5	4,088.0
Long-term debt, less current portion and debt issuance costs	2,014.2	1,264.8
Operating lease liabilities	130.8	125.4
Pension and postretirement health care benefits	161.2	158.0
Deferred tax liabilities	116.1	112.0
Other noncurrent liabilities	530.2	472.9
Total liabilities	7,255.0	6,221.1

Stockholders’ Equity:
AGCO Corporation stockholders’ equity:
Common stock	0.7	0.7
Additional paid-in capital	36.1	30.2
Retained earnings	5,786.8	5,654.6
Accumulated other comprehensive loss	(1,684.8)	(1,803.1)
Total AGCO Corporation stockholders’ equity	4,138.8	3,882.4
Noncontrolling interests	0.2	0.2
Total stockholders’ equity	4,139.0	3,882.6
Total liabilities and stockholders’ equity	$11,394.0	$10,103.7
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended June 30,
	2023	2022
Net sales	$3,822.7	$2,945.2
Cost of goods sold	2,817.0	2,254.7
Gross profit	1,005.7	690.5
Selling, general and administrative expenses	349.3	302.5
Engineering expenses	138.8	107.1
Amortization of intangibles	14.1	15.4
Restructuring expenses	6.1	0.4
Bad debt expense	1.0	1.6
Income from operations	496.4	263.5
Interest expense, net	5.8	5.9
Other expense, net	78.0	21.7
Income before income taxes and equity in net earnings of affiliates	412.6	235.9
Income tax provision	111.0	71.5
Income before equity in net earnings of affiliates	301.6	164.4
Equity in net earnings of affiliates	17.6	13.2
Net income	319.2	177.6
Net loss attributable to noncontrolling interests	—	0.1
Net income attributable to AGCO Corporation and subsidiaries	$319.2	$177.7
Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$4.26	$2.38
Diluted	$4.26	$2.37
Cash dividends declared and paid per common share	$5.28	$4.72
Weighted average number of common and common equivalent shares outstanding:
Basic	74.9	74.6
Diluted	75.0	74.9
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Six Months Ended June 30,
	2023	2022
Net sales	$7,156.2	$5,630.9
Cost of goods sold	5,295.6	4,309.1
Gross profit	1,860.6	1,321.8
Selling, general and administrative expenses	679.6	573.6
Engineering expenses	258.4	207.4
Amortization of intangibles	28.9	30.7
Impairment charges	—	36.0
Restructuring expenses	7.5	3.4
Bad debt expense	2.5	3.2
Income from operations	883.7	467.5
Interest expense, net	6.3	6.3
Other expense, net	128.4	39.2
Income before income taxes and equity in net earnings of affiliates	749.0	422.0
Income tax provision	231.2	131.7
Income before equity in net earnings of affiliates	517.8	290.3
Equity in net earnings of affiliates	34.0	24.3
Net income	551.8	314.6
Net loss attributable to noncontrolling interests	—	14.9
Net income attributable to AGCO Corporation and subsidiaries	$551.8	$329.5
Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$7.37	$4.41
Diluted	$7.36	$4.40
Cash dividends declared and paid per common share	$5.52	$4.92
Weighted average number of common and common equivalent shares outstanding:
Basic	74.9	74.6
Diluted	75.0	74.9
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities:
Net income	$551.8	$314.6
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	110.1	106.5
Amortization of intangibles	28.9	30.7
Stock compensation expense	27.3	17.6
Impairment charges	—	36.0
Equity in net earnings of affiliates, net of cash received	(33.3)	(23.7)
Deferred income tax benefit	(22.6)	(0.6)
Other	13.7	2.7
Changes in operating assets and liabilities:
Accounts and notes receivable, net	(495.3)	(219.5)
Inventories, net	(555.1)	(888.1)
Other current and noncurrent assets	(241.1)	(91.9)
Accounts payable	1.2	191.1
Accrued expenses	128.7	(46.2)
Other current and noncurrent liabilities	120.7	4.6
Total adjustments	(916.8)	(880.8)
Net cash used in operating activities	(365.0)	(566.2)
Cash flows from investing activities:
Purchases of property, plant and equipment	(237.0)	(139.2)
Proceeds from sale of property, plant and equipment	0.4	2.1
Investments in unconsolidated affiliates	(26.2)	(1.5)
Purchase of businesses, net of cash acquired	(0.9)	(111.3)
Other	(3.9)	—
Net cash used in investing activities	(267.6)	(249.9)
Cash flows from financing activities:
Proceeds from indebtedness, net	768.8	947.2
Payment of dividends to stockholders	(414.1)	(368.5)
Payment of minimum tax withholdings on stock compensation	(20.2)	(20.8)
Distributions to noncontrolling interest	—	(11.6)
Payment of debt issuance costs	—	(0.2)
Net cash provided by financing activities	334.5	546.1
Effects of exchange rate changes on cash, cash equivalents and restricted cash	(27.9)	(38.5)
Decrease in cash, cash equivalents and restricted cash	(326.0)	(308.5)
Cash, cash equivalents and restricted cash, beginning of period	789.5	889.1
Cash, cash equivalents and restricted cash, end of period	$463.5	$580.6
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except share amounts, per share data and employees)

1.    STOCK COMPENSATION EXPENSE
    The Company recorded stock compensation expense as follows (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Cost of goods sold	$0.5	$0.3	$1.0	$0.6
Selling, general and administrative expenses	12.8	10.3	26.3	17.0
Total stock compensation expense	$13.3	$10.6	$27.3	$17.6

2.    IMPAIRMENT CHARGES

    As a consequence of the conflict between Russia and Ukraine, during the three months ended March 31, 2022, the Company assessed the fair value of its gross assets related to its joint ventures in Russia for potential impairment and recorded certain asset impairment charges of approximately $36.0 million, reflected as “Impairment charges” in its Condensed Consolidated Statements of Operations, with an offsetting benefit of approximately $12.2 million included within “Net loss (income) attributable to noncontrolling interests.” The Company sold its interest in its Russian distribution joint venture during the three months ended December 31, 2022. In addition, during the three months ended March 31, 2022, the Company recorded a write-down of its investment in its Russian finance joint venture of approximately $4.8 million, reflected within “Equity in net earnings of affiliates” in its Condensed Consolidated Statements of Operations. The Russian finance joint venture was sold during the three months ended December 31, 2022.

3.     RESTRUCTURING EXPENSES
    In recent years, the Company announced and initiated several actions to rationalize employee headcount in various manufacturing facilities and administrative offices located in the U.S., Europe, South America, Africa and China, as well as the rationalization of its grain and protein business, in order to reduce costs in response to fluctuating global market demand. As of December 31, 2022, the Company recorded approximately $6.8 million of accrued severance and other costs related to such rationalizations. During the three and six months ended June 30, 2023, the Company recorded an additional $6.1 million and $7.5 million, respectively, of severance and other related costs associated with these rationalizations in connection with the termination of approximately 55 employees, and paid approximately $1.7 million and $2.7 million, respectively, of severance costs. The remaining $11.2 million of accrued severance and other related costs as of June 30, 2023, inclusive of approximately $0.4 million of negative foreign currency translation impacts, are expected to be paid primarily during 2023.

4.    INDEBTEDNESS
    Long-term debt at June 30, 2023 and December 31, 2022 consisted of the following (in millions):

	June 30, 2023	December 31, 2022
Credit facility, expires 2027	$927.9	$200.0
1.002% Senior term loan due 2025	272.9	267.3
Senior term loans due between 2023 and 2028	348.8	341.6
0.800% Senior Notes Due 2028	655.0	641.5
Other long-term debt	4.1	5.1
Debt issuance costs	(3.4)	(3.6)
	2,205.3	1,451.9
Less:
Senior term loans due 2023, net of debt issuance costs	(188.8)	(184.9)
Current portion of other long-term debt	(2.3)	(2.2)
Total long-term indebtedness, less current portion	$2,014.2	$1,264.8
    As of June 30, 2023 and December 31, 2022, the Company had short-term borrowings due within one year of approximately $56.0 million and $8.9 million, respectively.

5.    INVENTORIES
    Inventories at June 30, 2023 and December 31, 2022 were as follows (in millions):

	June 30, 2023	December 31, 2022
Finished goods	$1,458.0	$994.9
Repair and replacement parts	823.0	750.1
Work in process	448.8	369.8
Raw materials	1,100.1	1,074.9
Inventories, net	$3,829.9	$3,189.7

6.    ACCOUNTS RECEIVABLE SALES AGREEMENTS
    The Company has accounts receivable sales agreements that permit the sale, on an ongoing basis, of a majority of its wholesale receivables in North America, Europe and Brazil to its U.S., Canadian, European and Brazilian finance joint ventures. As of June 30, 2023 and December 31, 2022, the cash received from receivables sold under the U.S., Canadian, European and Brazilian accounts receivable sales agreements was approximately $1.9 billion and $1.8 billion, respectively.
    In addition, the Company sells certain trade receivables under factoring arrangements to other financial institutions around the world. As of June 30, 2023 and December 31, 2022, the cash received from these arrangements was approximately $227.4 million and $226.0 million, respectively.
    Losses on sales of receivables associated with the accounts receivable sales agreement discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $30.3 million and $58.8 million during the three and six months ended June 30, 2023, respectively. Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $10.2 million and $18.1 million, respectively, during the three and six ended June 30, 2022, respectively.
    The Company’s finance joint ventures in Europe, Brazil and Australia also provide wholesale financing directly to the Company’s dealers. As of June 30, 2023 and December 31, 2022, these finance joint ventures had approximately $130.0 million and $69.5 million, respectively, of outstanding accounts receivable associated with these arrangements.

7.    NET INCOME PER SHARE
    A reconciliation of net income attributable to AGCO Corporation and subsidiaries and weighted average common shares outstanding for purposes of calculating basic and diluted net income per share for the three and six months ended June 30, 2023 and 2022 is as follows (in millions, except per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Basic net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$319.2	$177.7	$551.8	$329.5
Weighted average number of common shares outstanding	74.9	74.6	74.9	74.6
Basic net income per share attributable to AGCO Corporation and subsidiaries	$4.26	$2.38	$7.37	$4.41
Diluted net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$319.2	$177.7	$551.8	$329.5
Weighted average number of common shares outstanding	74.9	74.6	74.9	74.6
Dilutive stock-settled appreciation rights, performance share awards and restricted stock units	0.1	0.3	0.1	0.3
Weighted average number of common shares and common share equivalents outstanding for purposes of computing diluted net income per share	75.0	74.9	75.0	74.9
Diluted net income per share attributable to AGCO Corporation and subsidiaries	$4.26	$2.37	$7.36	$4.40

8.    SEGMENT REPORTING
    The Company’s four reportable segments distribute a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are generally charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income from operations for one segment may not be comparable to another segment. Segment results for the three and six months ended June 30, 2023 and 2022 are as follows (in millions):

Three Months Ended June 30,	North America	South America	Europe/Middle East	Asia/Pacific/Africa	Total Segments
2023
Net sales	$996.8	$598.6	$1,990.8	$236.5	$3,822.7
Income from operations	136.9	121.4	295.2	20.9	574.4

2022
Net sales	$739.9	$519.2	$1,467.6	$218.5	$2,945.2
Income from operations	50.7	85.5	161.2	30.7	328.1

Six Months Ended June 30,	North America	South America	Europe/Middle East	Asia/Pacific/Africa	Total Segments
2023
Net sales	$1,919.9	$1,102.4	$3,694.6	$439.3	$7,156.2
Income from operations	239.0	220.9	534.6	39.0	1,033.5

2022
Net sales	$1,440.9	$875.6	$2,870.7	$443.7	$5,630.9
Income from operations	105.5	131.6	323.5	64.7	625.3

    A reconciliation from the segment information to the consolidated balances for income from operations is set forth below (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Segment income from operations	$574.4	$328.1	$1,033.5	$625.3
Impairment charges	—	—	—	(36.0)
Corporate expenses	(45.0)	(38.5)	(87.1)	(70.7)
Amortization of intangibles	(14.1)	(15.4)	(28.9)	(30.7)
Stock compensation expense	(12.8)	(10.3)	(26.3)	(17.0)
Restructuring expenses	(6.1)	(0.4)	(7.5)	(3.4)
Consolidated income from operations	$496.4	$263.5	$883.7	$467.5

RECONCILIATION OF NON-GAAP MEASURES
    This earnings release discloses adjusted income from operations, adjusted net income, adjusted net income per share, and net sales on a constant currency basis, each of which exclude amounts that are typically included in the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of each of those measures to the most directly comparable GAAP measure is included below.
    The following is a reconciliation of reported income from operations, net income and net income per share to adjusted income from operations, adjusted net income and adjusted net income per share for the three and six months ended June 30, 2023 and 2022 (in millions, except per share data):

	Three Months Ended June 30,
	2023			2022
	Income From Operations(2)	Net Income(1)(2)	Net Income Per Share(1)	Income From Operations(2)	Net Income(1)	Net Income Per Share(1)
As reported	$496.4	$319.2	$4.26	$263.5	$177.7	$2.37
Restructuring expenses(3)	6.1	5.3	0.07	0.4	0.4	0.01
Brazilian tax amnesty program(4)	—	(3.2)	(0.04)	—	—	—
As adjusted	$502.4	$321.4	$4.29	$264.0	$178.1	$2.38

(1)    Net income and net income per share amounts are after tax.
(2)    Rounding may impact summation of amounts.
(3)    The restructuring expenses recorded during the three months ended June 30, 2023 related primarily to severance and other related costs associated with the Company’s South American, North American, European and Asian manufacturing operations. The restructuring expenses recorded during the three months ended June 30, 2022 related primarily to severance and other related costs associated with the Company’s European manufacturing operations.
(4)    During the three months ended March 31, 2023, the Company applied for enrollment in the Brazilian government’s “Litigation Zero” tax amnesty program whereby cases being disputed at the administrative court level of review for a period of more than ten years can be considered for amnesty. During the three months ended June 30, 2023, the Company updated its best estimate of U.S. income tax credits associated with the ultimate settlement under the amnesty program by recording a benefit within “Income tax provision” of approximately $3.2 million.

	Six Months Ended June 30,
	2023			2022
	Income From Operations	Net Income(1)	Net Income Per Share(1)(2)	Income From Operations(2)	Net Income(1)(2)	Net Income Per Share(1)(2)
As reported	$883.7	$551.8	$7.36	$467.5	$329.5	$4.40
Impairment of Russian joint ventures(3)	—	—	—	36.0	23.8	0.32
Restructuring expenses(4)	7.5	6.3	0.08	3.4	2.5	0.03
Brazilian tax amnesty program(5)	—	26.4	0.35	—	—	—
Gain on full acquisition of IAS joint venture(6)	—	—	—	—	(3.4)	(0.05)
Write-down of investment in Russian finance joint venture(7)	—	—	—	—	4.8	0.06
As adjusted	$891.2	$584.5	$7.80	$507.0	$357.1	$4.77

(1)    Net income and net income per share amounts are after tax.
(2)    Rounding may impact summation of amounts.
(3)    During the six months ended June 30, 2022, the Company recorded certain asset impairment charges related to its Russian joint ventures of approximately $36.0 million , reflected as “Impairment charges” in its Condensed Consolidated Statements of Operations, with an offsetting benefit of approximately $12.2 million included within “Net loss (income) attributable to noncontrolling interests.”
(4)    The restructuring expenses recorded during the six months ended June 30, 2023 related primarily to severance and other related costs associated with the Company’s South American, North American, European and Asian manufacturing operations. The restructuring expenses recorded during the six months ended June 30, 2022 related primarily to severance and other related costs associated with the Company’s European manufacturing operations.
(5)    During the six months ended June 30, 2023, the Company applied for enrollment in the Brazilian government’s “Litigation Zero” tax amnesty program whereby cases being disputed at the administrative court level of review for a period of more than ten years can be considered for amnesty. The Company recorded its best estimate of the ultimate settlement under the amnesty program of approximately $26.4 million within “Income tax provision” during the six months ended June 30, 2023, net of associated U.S. income tax credits.
(6)    During the six months ended June 30, 2022, the Company acquired Appareo Systems, LLC (“Appareo”), which included the acquisition of the remaining 50% of its former 50% IAS joint venture with Appareo. The Company recorded a gain associated with this remaining 50% acquisition of approximately $3.4 million, which was reflected within “Other expense, net” in its Condensed Consolidated Statements of Operations.
(7)    During the six months ended June 30, 2022, the Company recorded a write-down of its investment in its Russian finance joint venture of approximately $4.8 million, reflected within “Equity in net earnings of affiliates” in its Condensed Consolidated Statements of Operations.

    The following is a reconciliation of targeted net income per share to adjusted targeted net income per share for the full year ended December 31, 2023:

Net Income Per Share(1)
As targeted	$14.82
Restructuring expenses	0.08
Brazilian tax amnesty program	0.35
As adjusted targeted(2)	$15.25
(1)    Net income per share amount is after tax.
(2)    The above reconciliation adjustments to full year 2023 targeted net income per share are based upon restructuring expenses and the other adjustments incurred during the six months ended June 30, 2023. Full year expenses or benefits could differ based on future restructuring activity as well as other activities.

    The following table sets forth, for the three and six months ended June 30, 2023 and 2022, the impact to net sales of currency translation by geographical segment (in millions, except percentages):

	Three Months Ended June 30,			Change due to currency translation
	2023	2022	% change from 2022	$	%
North America	$996.8	$739.9	34.7%	$(2.8)	(0.4)%
South America	598.6	519.2	15.3%	(3.8)	(0.7)%
Europe/Middle East	1,990.8	1,467.6	35.7%	(4.1)	(0.3)%
Asia/Pacific/Africa	236.5	218.5	8.2%	(12.0)	(5.5)%
	$3,822.7	$2,945.2	29.8%	$(22.7)	(0.8)%

	Six Months Ended June 30,			Change due to currency translation
	2023	2022	% change from 2022	$	%
North America	$1,919.9	$1,440.9	33.2%	$(7.8)	(0.5)%
South America	1,102.4	875.6	25.9%	(6.7)	(0.8)%
Europe/Middle East	3,694.6	2,870.7	28.7%	(128.1)	(4.5)%
Asia/Pacific/Africa	439.3	443.7	(1.0)%	(26.3)	(5.9)%
	$7,156.2	$5,630.9	27.1%	$(168.9)	(3.0)%